Exhibit 1.2

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

GORILLA TECHNOLOGY GROUP INC. (ROC #110283) (the “Company”)

TAKE NOTICE that by unanimous written resolutions of the board of directors of the Company dated 10 April 2024, the following resolutions were passed:

NOW, THEREFORE, be it:

RESOLVED: That the Share Consolidation of the Company’s authorized share capital is hereby authorized and approved as follows:

From: US$25,000 divided into 245,000,000 Ordinary Shares of a par value of US$0.0001 each and 5,000,000 Preference Shares of a par value of US$0.0001 each;

To: US$25,000 divided into 24,500,000 Ordinary Shares of a par value of US$0.001 each and 5,000,000 Preference Shares of a par value of US$0.0001 each;

By: the consolidation of 245,000,000 Ordinary Shares of a par value of US$0.0001 each into 24,500,000 Ordinary Shares of a par value of US$0.001 each.

/s/ Stephanie-Ann Whittaker
Stephanie-Ann Whittaker
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited
Dated this 11th day of April 2024

Filed: 11-Apr-2024 11:52 EST
www.verify.gov.ky File#: 110283	Auth Code: C20841803301